Exhibit 99.1

Moleculin Announces Positive Interim Data in Annamycin MB-106 Phase 1B/2 AML Trial

–	Annamycin in combination with Cytarabine (AnnAraC) achieves CRc rate of 60% (50% CR) in 2nd line AML subjects

–	AnnAraC has potential to fill significant unmet need and expected to increase 2nd line AML CRs more than double over existing 2nd line therapies

–	All 82 Annamycin subjects (in multiple studies) continue to show no signs of cardiotoxicity during study; Lower toxicity profile than traditional intensive therapy

–	Annamycin is advancing towards pivotal AML study in 2024 and may qualify for an accelerated approval pathway

–	Company to host conference call and webcast today, March 25th at 8:30 AM ET

HOUSTON, March 25, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (Moleculin or the Company), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, provided a preliminary update on recent clinical activity and expected near term milestones for its lead program MB-106 for the treatment of Acute Myeloid Leukemia (AML) following its Fiscal Year 2023 filing with the Securities and Exchange Commission. As previously announced, the Company will host a conference call and live audio webcast, today, March 25, 2024, at 8:30 AM ET (details below).

“We remain highly encouraged by the positive data seen to-date in our Phase 1B/2 AnnAraC trial for AML,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “With a CRc rate of 60% as 2nd line therapy and with 50% of those being full CRs, AnnAraC has the potential to offer 2nd line patients a viable alternative, regardless of prior treatments or mutations. Importantly, we recently visited prominent key opinion leaders in Europe and the U.S. Without exception, they each believe there remains a significant unmet need for 2nd line AML therapies, that our results in 2nd line subjects are significant, and that, if approved, they would use Annamycin in their practice. We are seeing genuine enthusiasm for how Annamycin might change the paradigm.”

“Understanding the continuing unmet need in AML is key to understanding Moleculin’s opportunity. It is so key that we created an informative animation of the patient journey to help investors realize our potential in AML. In brief, even though tremendous effort has been focused on targeted therapies in AML and five new drugs have been approved for 2nd line use, they are only expected to result in a positive outcome for about 7% of the total AML population. We believe that leaves nearly 60% of AML patients without a viable path to lasting remission. At the rate indicated by our latest data, Annamycin could more than double the number of 2nd line patients achieving a complete response from all the currently approved targeted therapies combined,” added Mr. Klemp.

“Our growing body of data are now propelling our clinical and regulatory strategies toward our next phase of development. We are preparing for an End of Phase 2 meeting with FDA and believe following this meeting we will be in a position to commence a pivotal registration study as a 2nd line therapy in AML before year end,” concluded Mr. Klemp.

Ongoing AML Clinical Trial Overview

The Company is currently conducting its Phase 1B/2 clinical trial evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as AnnAraC) for the treatment of subjects with AML as both first line therapy and for subjects who are refractory to or relapsed after induction therapy (MB-106). clinicaltrialsregister.eu: EudraCT 2020-005493-10 or clinicaltrials.gov: NCT05319587.

During 2023, Moleculin commenced its MB-106 clinical trial with AnnAraC for the treatment of AML in an all-comers trial, accepting subjects without regard to the number of prior therapies in the Phase 1 portion with a limit of two prior therapies in the Phase 2 portion. Nine clinical sites in Poland and Italy have been activated for the MB-106.

To date, 20 subjects have been enrolled in the full MB106 Phase 1B/2 study with two subjects not yet evaluable. At the end of January 2024, the Company completed recruiting the desired number of 2nd line subjects and began preparation for an End of Phase 2 (EoP2) meeting with the FDA. In addition, Moleculin expanded the MB-106 study protocol to include 1st line subjects to provide data to enable the designing of a potential confirmatory Phase 3 post-approval study, however, do not expect the addition of this cohort to delay the EoP2 meeting. The study has recruited three 1st line subjects to date with one CR and one not yet evaluable.

Moleculin’s current planned pathway for approval for Annamycin in combination with Cytarabine for the treatment of AML is as a 2nd line therapy. Therefore, the focus is primarily on securing an accelerated approval pathway for the treatment of 2nd line subjects (those who were relapsed from or refractory to a 1st line AML therapy, regardless as to whether the subject was deemed “fit” or “unfit”). Moleculin has begun recruiting 1st line subjects into this trial to provide data for a possible future confirmatory Phase 3 clinical trial in 1st line patients.

Summary of MB-106 Data

A summary table of the MB-106 preliminary results, which are subject to change, is shown below. The total CRs in both Phases to date in MB-106 represent a complete response composite (CRc) rate of 39% in all currently evaluable, intent to treat subjects (n= 18) with two additional subjects recruited not yet evaluable. These subjects had 0-6 prior therapies. This is comprised of a CR rate of 33% and CRi of 6%. Durability data are developing with one CRc having relapsed to date. The first CR subject was treated in February 2023 and remains durable after over a year and continues in remission. Durability of CRs is confirmed by repeat bone marrow aspirates (BMAs).The median age of all subjects recruited is 69, ranging from 19 to 78. Median durability will be established as the trial data mature. This trial may enroll up to 28 subjects, however, having already recruited the desired number of 2nd line subjects to support an EoP2 meeting with the FDA, the Company may elect to complete this trial with fewer than 28 subjects.

The trial continues recruitment for treatment as 1st line and 3rd line therapy. Since Moleculin intends to position AnnAraC for approval as a 2nd line therapy, the Company believes that the most important data from this trial are the results in 2nd line subjects (excluding subjects who are either 1st line or 3rd line and beyond). When stratified for that population (n=10), the CRc rate is 60%, being comprised of a CR rate of 50% and a CRi of 10%.

Table 1 - Summary of Annamycin Responses in MB-106 as of March 19, 2024

Study	Study MB-106 Combination Therapy– Phase 1B/2 All Lines (Range 1-7)	Study MB-106Combination Therapy– Phase 1B/2 As 1st Line	Study MB-106Combination Therapy– Phase 1B/2 As 2nd Line Only
All Subjects
Recruited	20	3	10
Subjects Not Yet Evaluable	2	1	0
Subjects Evaluable To Date	18	2	10
Subjects Evaluable Not Dosed Per Protocol	2	0	1
Median Prior Therapies	1	0	1
Median Age - Years (Range)	69 (19-78)	49 (19-69)	71 (53 - 78)
Complete Responses (CR)	6	1	5
CR with incomplete recovery (CRi)	1	0	1
Total Complete Response(s) (CRc)	7	1	6
Complete Response (CR) Rate	33%	50%	50%
Complete Response Composite (CRc) Rate	39%	50%	60%
Partial Responses (PRs)	2	0	1
CRc Relapsed To Date	1	0	1
BMT To Date	1	0	1
Durability of CR	Developing	Developing	Developing
	(1,2,3,4)	(2,3,4)	(2,3,4)

Notes for Table 1: 1) The 19th subject, being treated as a 3rd line therapy, had two BMAs tested where they have been inconclusive, and we are awaiting further testing. This subject will move the CRc in the “MB-106 Phase 1B/2 All Lines" column to either 42% or 37% (n=19). The 20th subject is a first-line therapy subject and has just begun treatment; 2) Data from MB-106 is for intent to Treat subjects; 3) Data from MB-106 is preliminary and subject to change; and 4) Durability is developing.

Expected 2024 MB-106 Milestones

●	Complete MB-106 Phase 1B/2 clinical trial.
●	Present topline data from MB-106 clinical trial.
●	Report outcome of MB-106 End of Phase 2 Meeting.
●	Initiate pivotal program.

Conference Call and Webcast

Moleculin management will host its quarterly conference call and webcast for investors, analysts, and other interested parties Monday, March 25, 2024, at 8:30 AM ET.

Interested participants and investors may access the conference call by dialing (877) 407-0832 (domestic) or (201) 689-8433 (international) and referencing the Moleculin Biotech Conference Call. The live webcast will be accessible on the Events page of the Investors section of the Moleculin website, moleculin.com, and will be archived for 90 days.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the Expected Upcoming Milestones set forth above, the pace of enrollment in Moleculin’s clinical trials, the timing of Moleculin’s ability to report topline data from its studies, the timing of the commencement of investigator-sponsored and/or externally funded clinical trials which are outside the control of Moleculin, and whether the results of Moleculin’s preclinical animal models can be replicated in human trials. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com